EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firms under the caption “Experts” and to the incorporation by reference of our report dated April 2, 2003 (except with respect to the matters discussed in Note 17, as to which the date is June 27, 2003) with respect to the consolidated balance sheet of Vivendi Universal and subsidiaries as of December 31, 2002 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended, in Amendment No. 1 to the Registration Statement on Form F-4 and related prospectus of Vivendi Universal S.A., for the registration of $975,000,000 and Euro 500,000,000 of Senior Notes due 2008.

Paris, France
November 28, 2003

/s/ Barbier Frinault & Cie Barbier Frinault & Cie A member firm of Ernst & Young International	/s/ RSM Salustro Reydel RSM Salustro Reydel

Represented by Dominique Thouvenin